Exhibit 5.1

1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177

September 21, 2005

Board of Directors
Fairchild International Corporation

Gentlemen:

Re:	Fairchild International Corporation
Registration Statement on Form S-8

You have requested my opinion as to the legality of the issuance by Fairchild International Corporation (the "Corporation") of up to 3,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about September 21, 2005.

Pursuant to your request I have reviewed and examined:

1.	The Articles of Incorporation of the Corporation, as amended (the "Articles");

2.	The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.	The Minutes of the Corporation authorizing the 2005 Non-Qualified Stock Compensation Plan;

4.	The Registration Statement;

5.	The Corporation's 2005 Non-Qualified Stock Compensation Plan and September 2005 Non-Qualified Stock Compensation Plan covered by the Registration Statement; and

6.	Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. My opinion is subject to the qualification that no opinion is expressed herein as to the application of State Securities or Blue Sky laws.

Notwithstanding the above, I consent to the use of this opinion in the Registration Statement.

Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC